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                                                                    EXHIBIT 99.1


     [DQE Logo]                                       INFORMATION
     Box 68                                           FOR THE
     Pittsburgh, PA  15230-0068                       FINANCIAL
                                                      COMMUNITY



CONTACT:  Barry Kukovich
          (412) 393-4060                  FOR IMMEDIATE RELEASE



           DUQUESNE LIGHT PUC FILING SEEKS GENERATION TITLE TRANSFER


Pittsburgh, PA, December 24, 1999 -- Today Duquesne Light Company, a DQE subsidiary, filed with the Pennsylvania Public Utility Commission (PUC) a request to transfer title to its generation fleet to Baltimore-based Orion Power Holdings Inc. (Orion), the winning bidder in Duquesne's previously approved generating station auction. Orion will pay Duquesne $1.705 billion for seven wholly owned fossil-fired generation stations, certain transmission facilities, and the right and obligation to supply power at wholesale to serve Duquesne's Provider of Last Resort customers. As a result, Duquesne will end stranded cost collection in 2001 for most major rate classes of customers, thereby reducing rates by more than 25%, assuming market prices for electricity remain at or below the Commission-approved shopping credits.

In conjunction with the accounting for the reduction in its stranded cost recovery, the company will adjust its fourth quarter earnings by approximately $15 million (after-tax). This earnings increase primarily relates to synchronizing the beginning of the stranded cost recovery period with the functional unbundling of customer bills and the application of specific customer rates to the collection of stranded cost. The foregoing statements are forward-looking regarding the adjustment to earnings and future financial results of Duquesne. Actual results could materially differ from those implied by such statements due to known and unknown risks and uncertainties, including, but not limited to, the final PUC approvals of Duquesne's stranded cost accounting.

DQE is a growth utility, delivering essential commodities, including electricity, water, and propane, and providing related services that increase the value and usefulness of energy, utility and information commodities.

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